Exhibit 10.2

LICENSE AGREEMENT

This License Agreement is entered into and made effective as of July 28, 1997, by and among SciClone Pharmaceuticals, Inc., a California corporation, and SciClone Pharmaceuticals International, Ltd., a Cayman corporation (collectively “Licensee”), and Edward T. Wei, an individual (“Licensor”), with respect to the facts set forth below.

RECITALS

A. Licensee is engaged in development of medical products which may be able to utilize the Licensed Technology (defined below).

B. By assignment, Licensor is the owner of, and Licensor has the exclusive right to grant a license to, the Licensed Technology, except those patents or applications issued or filed in Russia Licensor has furnished to Licensee copies of the assignment documents for the Licensed Technology, consisting of an Assignment and an Acknowledgment from the Russian Inventors (defined below) and an assignment from Verta Ltd. and Cytokin Ltd., each a Russian company (collectively the “Russian Companies”), who were the employers of the Russian Inventors.

C. Licensor desires to grant to Licensee, and Licensee wishes to acquire, an exclusive worldwide (excluding Russia) license to the Licensed Technology, subject to the terms and conditions set forth herein. The Licensed Technology is also known as the “Bestim” Technology.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, Licensor and Licensee hereby agree as follows:

1. Definitions. Capitalized terms shall have the meaning set forth below.

1.1. Affiliate. The term “Affiliate” shall mean any entity which directly or indirectly controls, is controlled by or is under common control with a party. The term “control” as used herein means the possession of the power to direct or cause the direction of the management and the policies of an entity, or person, whether through the ownership of a majority of the outstanding voting securities or by contract or otherwise.

1.2. Combination Product. The term “Combination Product” shall have the meaning as defined in Section 4.3.1 below.

1.3. Component Product. The term “Component Product” shall have the meaning as defined in Section 4.4.1 below.

1.4. Composition of Matter Patent Claims. The term “Composition of Matter Patent Claims” shall mean those certain patent claims which constitute composition of matter claims (other than method of use claims) within the Licensed Patents which are eventually allowed by the applicable governmental patent office, from and after the date when a valid patent issues for said claims, if at all. If a valid patent so issues in one or more countries but not in other countries, then the Net Sales realized from each such issuing country shall be treated as Net Sales realized from Composition of Matter Patent Claims.

1.5. Confidential Information. The term “Confidential Information” shall mean any and all proprietary or confidential information of Licensor or Licensee which may be exchanged between the parties at any time and from time to time in connection with this Agreement. Information shall not be considered confidential to the extent that it:

a. is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; or

b. was known to the receiving party prior to the date of disclosure, which knowledge was acquired independently and not from the other party hereto (or such party’s employees or agents); or

c. is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

d. has been published by a third party as a matter of right; or

e. is developed or acquired totally independent from and with any benefit from any confidential information received from the disclosing party.

1.6. Effective Date. The term “Effective Date” shall mean when all of the. following documents have been executed by all of the parties thereto: (i) this Agreement, (ii) the Inventors’ Acknowledgment of Assignment, (iii) the Russian Companies’ Acknowledgment of Assignment, and (iv) the Research Funding Agreement.

1.7. Inventors’ Acknowledgment of Assignment. The term “Inventors’ Acknowledgment of Assignment” shall mean the document by that name approved by SciClone.

1.8. Licensed Patents. The term “Licensed Patents” shall mean the patent rights described on Exhibit A attached hereto, plus all patents issued based on divisionals, continuations, continuations-in-part, reissues, re-examinations and extensions of the patent rights described in paragraph 1 of Exhibit A, together with all corresponding foreign patents, except for those issuing in Russia, and together with all related pending patent applications and inventor’s certificates, and together with all patents and patent applications covering improvements to the inventions described in the foregoing, filed or issued in any country, except in Russia.

1.9. Licensed Product. The term “Licensed Product(s)” shall mean any product or process which cannot be developed, manufactured, used or sold (i) without infringing on the valid issued claims of the Licensed Patents, or (ii) without utilizing the Licensed Technology.

1.10. Licensed Technology. The term “Licensed Technology” shall mean the Licensed Patents, plus all improvements thereto developed by Licensor, the Russian Companies or the Russian Inventors (defined below), and all data, studies, know-how, technology, confidential information and other intellectual property rights belonging to Licensor, the Russian Companies or the Russian Inventors, which relate to the Licensed Patents or are conceived or reduced to practice by one or more of such parties during the term of the Research Funding Agreement.

1.11. Licensed Territory. The term “Licensed Territory” shall mean worldwide, except for Russia.

1.12. Method of Use Patent Claims. The term “Method of Use Patent Claims” shall mean those certain patent claims within the Licensed Patents which are eventually allowed by the applicable governmental patent office, from and after the date when a valid patent issues for said claims, if at all. If a valid patent so issues in one or more countries but not in other countries, then the Net Sales realized from each such issuing country shall be treated as Net Sales realized from Method of Use Patent Claims.

1.13. Net Sales. The term “Net Sales” shall mean the gross amount received by Licensee, or its Affiliates and sublicensees, or any of them, on sales to first customers of Licensed Products for therapeutic use after deducting (i) discounts actually given, (ii) credits for claims, allowances, retroactive price reductions or returned goods, (iii) transportation and insurance costs and (iv) sales taxes, value added taxes or other governmental charges paid in connection with sales of Licensed Products (but excluding what is commonly known as income taxes). For purposes of determining Net Sales, a sale shall be deemed to have occurred when a Licensed Product is shipped for delivery and payment has been received for said shipment. Sales of Licensed Products by Licensee or its Affiliates or a sublicensee thereof to any Affiliate or sublicensee which is a reseller thereof shall not be considered in the computation of Net Sales, and only the subsequent sales of such Licensed Products by Affiliates or sublicensees to unrelated parties shall be deemed Net Sales hereunder. Sales of Licensed Products for research purposes, or for the purpose of conducting clinical trials necessary or desirable in connection with securing regulatory approval of any Licensed Product in the Licensed Territory, shall not be considered in the computation of Net Sales. In the event that a Licensed Product is a Combination Product, then the Net Sales from said Licensed Product/Combination Product shall be determined in accordance with the formula set forth in Section 4.3 below. In the event that a Licensed Product is a Component Product, then the Net Sales from said Licensed Product/Component Product shall be determined in accordance with the formula set forth in Section 4.4 below.

1.14. PTO. The term “PTO” shall mean the United States Patent and Trademark Office.

1.15. Research Funding Agreement. The term “Research Funding Agreement” shall mean the document by that name, as signed by all of the parties thereto, including Licensee, Licensor and the Russian Companies, a signed copy of which has been furnished to Licensee.

1.16. Russian Inventors. The term “Russian Inventors” shall mean the following named individuals, who were co-inventors or participants for the conception and development of the Licensed Technology:

Alexander A. Kolobov

Andrey S. Simbirtsev

Sergey V. Kulikov

Alexey N. Prusakov

Natalia M. Kalinina

Natalia V. Pigareva

Alexander U. Kotov

Vladimir M. Shpen

Oleg A. Kaurov

Sergey A. Ketlinsky

1.17. Russian Companies’ Acknowledgment of Assignment. The term “Russian Companies’ Acknowledgment of Assignment” shall mean the document by that name, as signed by the Russian Companies, a signed copy of which has been furnished to Licensee.

1.18. Russia. The term “Russia” shall mean the geographical territory now known as the country of Russia.

1.19. Specified Countries. The term “Specified Countries” shall mean:

Australia

Belgium

Canada

Denmark

France

Germany

Japan

Netherlands

Sweden

Switzerland

United Kingdom

United States of America

2. License Grants.

Licensor hereby grants to Licensee an exclusive license in the Licensed Territory to utilize the Licensed Technology, to use, make, have made, sell, offer to sell, import and export all products and/or processes and/or services, with the full right to grant sublicenses, subject to the terms of this Agreement.

3. License Fee, Licensor’s Past Patent Costs and Milestone Payments.

3.1. License Fee and Licensor’s Past Patent Costs. Within ten (10) business days after the Effective Date, Licensee shall pay to Licensor a license fee of $47,500, plus $10,000 for reimbursement of Licensor’s past patent costs.

3.2. Milestone Payments.

3.2.1. Within ten (10) business days after Licensee files its first New Drug Application (“NDA”) seeking regulatory approval for a Licensed Product in one of the Specified Countries, Licensee shall pay to Licensor a milestone payment of $100,000 in cash. It is understood and agreed that Licensee shall only be obligated to make one $100,000 payment to Licensor pursuant to this paragraph regardless as to the number of NDAs filed by Licensee for Licensed Product(s) in one or more of the Specified Countries. It is further understood and agreed that Licensee shall not be obligated to make any payment to Licensor pursuant to this paragraph upon an NDA filing by Licensee in any Country not included in the list of Specified Countries.

3.2.2. Within ten (10) business days after Licensee receives its first governmental regulatory approval to commercially market and sell a Licensed Product in one of the Specified Countries, Licensee shall pay to Licensor a milestone payment of $300,000 in cash. It is understood and agreed that Licensee shall only be obligated to make one $300,000 payment to Licensor pursuant to this paragraph regardless as to the number of governmental approvals obtained by Licensee to commercially market and sell Licensed Product(s) in one or more of the Specified Countries. It is further understood and agreed that Licensee shall not be obligated to make any payment to Licensor pursuant to this paragraph upon Licensee receiving governmental regulatory approval to commercially market and sell a Licensed Product in any Country not included in the list of Specified Countries.

4. Royalties.

4.1. Percentage Royalty As additional consideration for the exclusive license granted pursuant to Section 2 hereof, Licensee shall pay to Licensor a royalty on a country-by-country basis, based upon the Net Sales of Licensed Products sold in each country, as follows:

4.1.1. Composition of Matter Patent Claims. For the Net Sales realized by Licensee (or its Affiliates) from a particular country in which there are validly issued patent rights for the Composition of Matter Patent Claims, Licensee shall pay a royalty of four percent (4%) of said Net Sales, payable for the life of said applicable patent.

4.1.2. Method of Use Patent Claims. For the Net Sales realized by Licensee (or its Affiliates) from a particular country in which there are validly issued patent rights for the Method of Use Patent Claims, but not for Composition of Matter Patent Claims, Licensee shall pay a royalty of three percent (3%) of said Net Sales, payable for the life of said applicable patent. If both Sections 4.1.1 and 4.1.2 are applicable to the same Net Sales (i.e., validly issued patent rights are for both Composition of Matter Patent Claims and Method of Use Patent Claims), then Licensee shall pay the four percent (4%) royalty (and not 4% plus 3%).

4.1.3. Other Licensed Technology. For the Net Sales realized by Licensee (or its Affiliates) from a particular country in which there are no validly issued patent rights for the Composition of Matter Patent Claims or the Method of Use Claims, Licensee shall pay a royalty of two percent (2%) of said Net Sales, payable up through the fifth anniversary of the first commercial sale of a Licensed Product in any country. For avoidance of doubt and for an example, if the first such sale occurs in the year 2000 in one country, then Licensee’s royalty obligation will cease in all countries five years later (in 2005) since there is no patent protection.

4.1.4. Competitive Compositions. In the event that the Russian Companies or Licensor develop or acquire a composition or compound which is competitive with the Licensed Product, and the exclusive rights to said competitive composition or compound have not been granted to Licensee, then the royalty rates specified in Sections 4.1.1, 4.1.2 and 4.1.3 shall be reduced to two percent (2%), one and one-half percent (1.5%) and one percent (1%) of Net Sales, respectively.

4.2. Sublicensee Payments. In the case of Net Sales realized by a sublicensee of Licensee, instead of Licensee or a sublicensee paying the royalties to Licensor based upon the provisions in Sections 4.1, Licensee shall pay to Licensor an amount equal to twenty-five percent (25%) of the cash actually received by Licensee from the sublicensee on account of the sublicensee’s Net Sales or on account of the sublicense agreement, including payments made by the sublicensee to Licensee in the nature of running royalties, license fees and milestone payments (“Included Sublicensee Payments”), but excluding payments made by the sublicensee to Licensee to purchase Licensee’s stock or to fund a specific research and/or development project (“Excluded Sublicensee Payments”).

4.3. Combination Product.

4.3.1. Definition of Combination Product. As used herein, the term “Combination Product” shall mean a Licensed Product which cannot be manufactured, used or sold without (i) infringing the Licensed Patents, and also (ii) infringing one or more patents held by Licensee or a third party (referred to herein as “other patent rights”).

4.3.2. Net Sales of Combination Product. The Net Sales of a Combination Product shall be based upon the proportional value of the contribution of the Licensed Patents, as compared with the aggregate value of all patent rights used for the Combination Product and determined in accordance with the following formula:

X =	A	× C
	B		, where

X = the Net Sales attributable to the portion of the Combination Product which is attributable to the Licensed Patents, on which Net Sales Licensee shall pay the royalty rate set forth in Section 4.1; and

A = the value of the contribution of the Licensed Patents (as compared to the value of the contributions of the other patent rights) used in the Combination Product; and

B = The aggregate value of all patent rights used for the Combination Product, consisting of both the Licensed Patents and all other patent rights used in the Combination Product; and

C = the Net Sales for the Combination Product.

The values described above shall be determined by the parties hereto in good faith. In the absence of agreement as to said values, the values shall be determined by arbitration in accordance with the provisions of Section 12.2 hereof.

4.4. Component Product.

4.4.1. Definition of Component Product. As used herein, the term “Component Product” shall mean a Licensed Product which is a distinct component of a larger product which contains multiple components (including, as an example of additional components, proprietary methods sold or licensed with the Component Product).

4.4.2. Net Sales of Component Product. The Net Sales of a Component Product shall be based upon the proportional value of the cost to manufacture the Component Product (or the sale price of the Component Product if it is sold separately), as compared with the aggregate value of all components of the aggregate larger product (including methods sold or licensed with the Component Product and the Component Product) and determined in accordance with the following formula:

X =	A	× C
	B		, where

X = the Net Sales attributable to the Component Product, on which Licensee is obligated to pay the royalty rate set forth in Section 4.1; and

A = the value of the Component Product, based upon cost to manufacture the Component Product, or the sales price of the Component Product if it is sold separately; and

B = The value of the aggregate larger product, with all components (including methods sold or licensed with the Component Product, and the Component Product), based upon the same criteria as used for A above; and

C = the Net Sales for the aggregate larger product.

The values described above shall be determined by the parties in good faith. In the absence of agreement as to said values, the values shall be determined by arbitration in accordance with the provisions of Section 12.2 hereof.

4.5. Quarterly Payments.

4.5.1. Sales by Licensee. With regard to Net Sales made by Licensee or its Affiliates, royalties shall be payable by Licensee quarterly, within ninety (90) days after the end of each calendar quarter, based upon Net Sales of Licensed Products during such preceding calendar quarter, commencing with the calendar quarter in which the first commercial sale of any Licensed Product is made.

4.5.2. Sales by Sublicensees. With regard to cash actually received by Licensee from sublicensees of Licensee or its Affiliates, based upon Net Sales made by said sublicensees, amounts owed to Licensor shall be payable by Licensee quarterly, within one hundred twenty (120) days after the end of each calendar quarter, based upon Included Sublicensee Payments actually received by Licensee from sublicensee during such preceding calendar quarter, commencing with the calendar quarter in which Licensee actually receives Included Sublicensee Payments.

4.6. Duration of Royalty Obligations. The royalty obligations of Licensee as to each Licensed Product shall terminate on a country-by-country basis as follows: (i) with respect to royalties payable pursuant to Section 4.1.1 or 4.1.2 hereof, termination shall occur concurrently with the expiration of the last to expire of the Composition of Matter Patent Claims and Method of Use Patent Claims licensed hereunder utilized by or in such Licensed Product in each such country, or (ii) with respect to royalties payable pursuant to Section 4.1.3 hereof, termination shall occur as specified in Section 4.1.3 herein, if applicable. Notwithstanding any other provision of this Agreement, in the event that, based upon a challenge by a party other than Licensee, its Affiliates or sublicensees, the existing favorable claims of the Licensed Patents are held to be invalid by the PTO or other applicable foreign governmental authority or any competent court of law, this Agreement shall remain in effect, unless otherwise terminated by Licensee, and Licensee shall thereafter have no further obligation to pay any royalties hereunder.

4.7. Reports. Licensee shall furnish to Licensor at the same time as each royalty payment is made by Licensee, a written report of Net Sales of Licensed Products (or, in the case of Included Sublicensee Payments, the aggregate amount of such payments) and the royalty due and payable thereon, including a description of any offsets or credits deducted therefrom, on a product-by-product and country-by-country basis, for the calendar quarter upon which such royalty payment is based.

4.8. Records. Licensee shall keep, and cause its Affiliates and sublicensees to keep, complete records and accounts of all sales of Licensed Products in sufficient detail to enable the royalties payable on Net Sales of each Licensed Product and Included Sublicensee Payments to be determined. Licensor shall have the right to appoint an independent certified public accounting firm approved by Licensee, which approval shall not be unreasonably withheld, to audit, upon delivery of advance written notice and during normal business hours without interruption of normal business operations, the records of Licensee, its Affiliates and sublicensees as necessary to verify the royalties payable pursuant to this Agreement. Licensee or its Affiliates shall pay to

Licensor an amount equal to any additional royalties to which Licensor is entitled as disclosed by the audit. Such audit shall be at Licensor’s expense. Licensor may exercise its right of audit hereunder no more frequently than once in any calendar year. The accounting firm shall disclose to Licensor only such information as is necessary to verify the accuracy of the royalty payments required hereunder, and all such information shall be treated as Confidential Information by Licensor. Licensee, its Affiliates and sublicensees shall preserve and maintain all records required for audit for a period of three (3) years after the calendar quarter to which the record applies.

4.9. Foreign Taxes. Any tax required to be withheld by Licensee or its Affiliates under the laws of any foreign country for the account of Licensor shall be paid by Licensee or its Affiliates for and on behalf of Licensor to the appropriate governmental authority and deducted from any royalties payable by Licensee hereunder.

5. Sublicense Rights. Licensee shall have the sole and exclusive right to grant sublicenses to any party with respect to the rights conferred upon Licensee under this Agreement, provided, however, that any such sublicense shall be subject in all respects to all of the provisions contained in this Agreement. Licensee shall pay Licensor, or cause its sublicensees to pay Licensor, amounts owed by Licensee to Licensor on account of Included Sublicensee Payments as specified in Section 4.2 hereof.

6. Obligations Related to Commercialization.

6.1. Commercial Development Obligation. In order to maintain Licensee’s exclusive license rights granted hereunder in force, Licensee, its Affiliates or sublicensees shall use reasonable efforts to develop the Licensed Technology into a commercially viable Licensed Product, as promptly as is reasonably and commercially feasible, and thereafter to produce and sell reasonable quantities of the Licensed Product. Licensee shall keep Licensor generally informed as to Licensee’s, its Affiliates’ or sublicensees’ progress in such development, production and sale.

6.2. Governmental Approvals and Marketing of Licensed Products. Licensee shall have sole authority for, and shall be responsible for, obtaining all necessary governmental approvals for the development, production, distribution, sale and use of any Licensed Product, at Licensee’s expense. Licensee shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products and for the quality control for any Licensed Product.

6.3. Product Liability Indemnity. Licensee hereby agrees to indemnify, defend and hold harmless Licensor from and against any liability or expense arising from any product liability claim asserted by any party as to any Licensed Product made or sold by Licensee or its Affiliates and sublicensees, other than any claim which arises due to a breach by Licensor, any Russian Inventor or the Russian Companies of any covenant, warranty or representation made to Licensee.

7. Representations and Warranties. Licensor hereby represents and warrants that (i) he is the rightful and sole owner of exclusive worldwide rights (except those patents and applications issued or filed in Russia) to the Licensed Technology, (ii) the Licensed Technology is not subject to any lien, license, assignment (other than an assignment to Licensor), security interest or other encumbrances, (iii) he has made full disclosure to Licensee of all communications with respect to the Licensed Technology with the PTO and any foreign patent agencies, (iv) he has the power and authority to enter into this Agreement and grant the license provided for hereunder, and (v) he has no knowledge that the Licensed Technology infringes any patents or other intellectual property rights of third parties, or that any third party is in any way infringing the Licensed Technology covered by this Agreement.

8. Patent Matters.

8.1. Patent Prosecution and Maintenance. From and after the date of this Agreement, the provisions of this Section 8.1 shall control the prosecution and maintenance of the Licensed Patents in the Licensed Territory. Licensee shall direct and control (i) the preparation, filing and prosecution of all domestic and foreign patent applications in the Licensed Territory relating to Licensed Technology (including any interferences and foreign oppositions); and (ii) the maintenance of any patents issuing therefrom. Licensee shall select the patent attorney, and the fees and expenses incurred by Licensee with respect to services performed by such patent counsel and any filing or other fees shall be paid by Licensee. Licensor, the Russian Companies and Russian Inventors shall assist Licensee and patent counsel employed or retained by Licensee as necessary to accomplish the patent processes described hereunder and in the Research Funding Agreement. Licensor, the Russian Inventors and the Russian Companies shall sign all documents which are reasonably necessary to enable Licensee to prosecute and maintain all patent matters. Licensor shall use diligent efforts to obtain the cooperation and participation of the Russian Companies and the Russian Inventors when reasonably necessary or appropriate for the presentation or maintenance of the Licensed Products. Licensee shall use good faith and due diligence in determining which foreign countries, in addition to the United States, in which to file for and maintain patent rights, depending on the commercial benefits Licensee can reasonably anticipate in each country. In as much as Licensee is paying all patent costs, the ultimate decision as to all patent prosecution and maintenance matters shall be made by Licensee.

8.2. Information to Licensor. Licensee shall keep Licensor informed with regard to the patent applications, re-examination and maintenance processes. Licensee shall deliver to Licensor copies of all material patent applications, amendments, related correspondence, and other related matters. Licensor shall keep Licensee informed with regard to the Russian patent applications, re-examinations and maintenance process with respect to the Licensed Technology. Licensor shall deliver to Licensee English translations of copies of all material patent applications, related correspondence, and other related matters with respect to the Licensed Technology. Licensee shall pay reasonable expenses for translation of such materials, provided, however, that such expenses are pre-approved by Licensee in writing.

8.3. Patent Costs. The parties hereto agree that the exclusive license granted hereunder is in part in consideration for Licensee’s payment of past and future patent costs and expenses as described herein. Licensee shall pay for all expenses incurred by Licensee pursuant to Sections 8.1 and 8.2 hereof. Licensee shall not pay for any patent costs paid or incurred by Licensor or the Russian Inventors or the Russian Companies, other than as specified in Section 3.1 hereof.

8.4. Ownership. The Licensed Patents and the patent applications filed and the patents obtained pursuant to Section 8.1 hereof shall be owned by Licensor, and included in Licensed Technology and the exclusive license granted in this Agreement.

8.5. Infringement Actions.

8.5.1. Prosecution and Defense of Infringements. Licensee shall have the right but not the obligation to prosecute any and all infringements of any Licensed Patent and to defend all charges of infringement arising as a result of the exercise by Licensee, its Affiliates or sublicensees of the rights granted in this Agreement. Licensee may enter into settlements, stipulated judgments or other arrangements respecting such infringement, at its own expense. Licensor shall permit any action to be brought in his name if required by law, and Licensee shall hold Licensor harmless from any costs, expenses of liability respecting all such infringements or charges of infringement, except such infringements as shall result from any breach of covenant, warranty or representation made by Licensor herein. Licensor agrees to provide, or use diligent effort to obtain from the Russian Inventors and Russian Companies, all necessary assistance of a technical nature which Licensee may require in any litigation arising with respect to the Licensed Technology. In the event Licensee elects not to prosecute any infringement, Licensee shall notify Licensor in writing promptly and Licensor shall have the right to prosecute such infringement on his own behalf. If Licensee elects to prosecute an infringement, then Licensor shall not be entitled to do so.

8.5.2. Allocation of Recovery. Any damages or other recovery from an infringement action undertaken by Licensee pursuant to Section 8.5.1 shall be retained by Licensee as its exclusive property; but any such recovery, net of Licensee’s costs of litigation, shall be treated as “Net Sales” and Licensee shall pay a royalty thereon pursuant to Section 4.1 above. If Licensee elects to not prosecute an infringement, and Licensor does prosecute said infringement, then Licensor shall retain any recovery received from said prosecution.

9. Interests in Intellectual Property Rights.

9.1. Preservation of Title. Licensor shall retain full ownership and title to Licensed Technology, and any other patents licensed under this Agreement and shall use his reasonable best efforts to preserve and maintain such full ownership and title.

9.2. Ownership of Improvements and Additional Intellectual Property.

9.2.1. Developed by Licensee. Any improvements to Licensed Technology conceived, developed or reduced to practice by Licensee, its Affiliates or sublicensees or their employees shall remain the sole and exclusive property of such party, and shall not be included in Licensed Technology under this Agreement.

9.2.2. License Grant Back. Licensee hereby grants to Licensor an exclusive license in Russia to utilize Licensee’s, its Affiliates’ or sublicensees’ improvements to Licensed Technology, to use, make, have made, sell or offer to sell all products and/or processes and/or services, with full right to grant sublicenses, subject to Licensor paying to Licensee a royalty on Net Sales which utilize said improvements, at the same royalty rates as specified in Section 4 hereof. All other terms of this Agreement which are applicable to Licensee shall be applicable to Licensor, as a licensee to use the improvements in Russia with respect to this section 9.2.2, specifically including items in Sections 4, 5, 6, 8 (in Russia), 11 and 12.

9.2.3. Developed by Licensor or the Russian Companies. Any improvements to the Licensed Technology conceived, developed or reduced to practice by Licensor during the term of this Agreement, or by the Russian Companies during the term of the Research Funding Agreement, shall be included in Licensed Technology and subject to the exclusive license granted hereunder. Examples of such anticipated improvements, include without limitation: (i) novel methods of synthesis, formulation or delivery of Bestim and related analogs, (ii) therapeutic use applications which cover indications not previously covered in patents, and (iii) new composition of matter claims for Bestim analogs.

10. Confidentiality and Publication.

10.1. Treatment of Confidential Information. The parties hereto and the Russian Companies agree that during the term of this Agreement, and for a period of five (5) years after this Agreement terminates, a party receiving Confidential Information of the other party will, excepting only to the extent needed in connection with the performance of this Agreement or the other agreements referenced herein, (i) maintain in confidence such Confidential Information, (ii) not disclose such Confidential Information to any third party without prior written consent of the other party and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

10.2. Publications. In order to protect the rights granted to Licensee hereunder, Licensor and the Russian Companies shall submit to Licensee copies of proposed publications of Licensor or the Russian Companies which contain subject matter relating to intellectual property licensed hereunder, and shall afford Licensee thirty (30) days to review such proposed publications. Upon timely written request by Licensee, Licensor shall delay any such publication to facilitate the preparation and filing of a patent application, which delay shall not exceed thirty (30) days from the date Licensee requests such delay.

11. Term and Termination.

11.1. Term. The term of this Agreement and the license granted hereunder shall commence on the Effective Date and continue until expiration of the last patent included within the Licensed Patents, unless sooner terminated pursuant to this Section 11.

11.2. Termination Without Cause. This Agreement may be terminated by Licensee for any reason, at Licensee’s sole discretion, upon delivery to Licensor of sixty (60) days’ prior written notice of termination.

11.3. Termination Upon Default. Upon the failure of a party to perform any obligation required of it or him to be performed hereunder, and the failure to cure within sixty (60) days after receipt of written notice from the other party specifying in reasonable detail the nature of such default, the non-defaulting party may deliver to the defaulting party written notice of intent to terminate, such termination to be effective upon the date set forth in such notice.

Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting party. Termination pursuant to this Section 11.3 shall not relieve the defaulting party from liability and damages to the other party for breach of this Agreement. Waiver by either party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

11.4. Bankruptcy or Insolvency. The parties agree that the rights and licenses granted under Section 2 of this Agreement, and any intellectual property conceived or reduced to practice during the course of the Research Funding Agreement, are and shall be deemed to be, for purposes of Section 365 (a) of the U.S. Bankruptcy Code, licenses or rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that in the event of the bankruptcy or insolvency of Licensee, this Agreement and the rights granted to Licensee hereunder may be transferred by Licensee or any trustee appointed for the estate of Licensee, provided such transferee shall agree in writing to comply with all of the terms and conditions set forth herein and to cure any financial defaults by Licensee. In the event of the bankruptcy or insolvency of Licensee or Licensor, this Agreement shall remain in full force and effect.

11.5. Rights Upon Expiration. Neither party shall have any further rights or obligations upon the regularly scheduled expiration of this Agreement other than the obligation of Licensee to make any and all reports and payments for the final quarter period. Provided, however, that upon such expiration, each party shall be required to continue to abide by its confidentiality obligations as described in Section 10, and Licensee shall continue to abide by its obligation to indemnify Licensor as described in Section 6.3 for products sold prior to the termination.

11.6. Rights Upon Termination. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, the license granted hereunder shall terminate. Except as otherwise provided in Section 11.7 of this Agreement with respect to work-in-progress, upon such termination, Licensee shall have no further right to develop, manufacture or sell any Licensed Products, or to otherwise use any Licensed Technology. Any such termination shall not relieve either party from any obligations accrued to the date of such termination. Upon such termination, each party shall be required to abide by its nondisclosure obligations as described in Section 10.1, and, provided termination was not initiated by Licensee due to Licensor’s breach hereunder, Licensee shall continue to abide by its obligations to indemnify Licensor as described in Section 6.3 for products sold prior to the termination.

11.7. Work-in-Progress. Upon any early termination of this Agreement and the license granted hereunder, Licensee shall be entitled to finish any work-in-progress and to sell any completed inventory of Licensed Products which remain on hand as of the date of termination, so long as Licensee pays to Licensor the royalties applicable to such sales in accordance with the terms and conditions as set forth in this Agreement.

12. General Provisions.

12.1. Independent Contractors. The relationship between Licensor and Licensee is that of independent contractors. Licensor and Licensee are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. Licensor and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

12.2. Arbitration. Any matter or disagreement arising under this Agreement shall be submitted for decision to a panel of three neutral arbitrators with expertise in the subject matter to be arbitrated. One arbitrator shall be selected by each party and the two arbitrators so selected shall select the third arbitrator. The arbitration shall be conducted in accordance with the Rules of the American Arbitration Association. The decision and award rendered by the arbitrators shall be final and binding. Judgment upon the award may be entered in any court having jurisdiction thereof. Any arbitration shall be held in Santa Clara County, California, or such other place as may be mutually agreed upon in writing by the parties.

12.3. Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties. The parties acknowledge that they are also parties to related agreements entitled (i) Research Funding Agreement, (ii) Russian Companies’ Acknowledgment, and (iii) Consulting Agreement.

12.4. Headings. The headings of the several sections are inserted for convenience of reference and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

12.5. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without regard to conflict of laws rules.

12.6. Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable provision such that the objectives contemplated by them when entering this Agreement may be realized.

12.7. No Waiver. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

12.8. Notices. Any notices required by this Agreement shall be in writing, shall refer to this Agreement and shall be sent by registered or certified mail, postage prepaid, or by facsimile, telex or cable, charges prepaid, or by overnight courier, charges prepaid to the addresses set forth below unless subsequently changed by written notice to the other party:

For Licensee:	SciClone Pharmaceuticals, Inc. 901 Mariner’s Island Blvd. San Mateo, CA 94404 Attention: Alfred Rudolf, M.D. Fax No.: (415) 358-3469

For Licensor:	Edward T. Wei 480 Grizzly Peak Blvd. Berkeley, CA 94708 Fax No.: 510-524-9040

Notice shall be deemed delivered upon the earlier of (i) when received, (ii) three (3) days after deposit into the mail, or (iii) the date notice is sent via facsimile, telex or cable, (iv) the day immediately following delivery to overnight courier (except Sunday and holidays).

12.9. Binding Upon Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of Licensor and Licensee. Neither this Agreement nor any interest hereunder is assignable in part or in whole without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, that Licensee may assign this Agreement without Licensor’s consent (i) to any of its Affiliates, or (ii) to any successor to Licensee by merger or consideration, or to the acquiror of all or substantially all of the business unit to which this Agreement relates, in each case, any such successor or assignee shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by the assigning party.

12.10. Interpretation of Agreement. Each of the parties hereto has reviewed the terms of this Agreement with such party’s counsel. Therefore, notwithstanding Section 1654 of the California Civil Code, the terms of the Agreement shall not be interpreted against either party in the event of any uncertainty with regard to the language in this Agreement.

12.11. Counterparts This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement. Signatures may be transmitted by facsimile.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

LICENSOR:	LICENSEE:

SCICLONE PHARMACEUTICALS, INC.

/s/ Edward T. Wei, Ph.D.	By:	/s/ D.R. Sellers
Edward T. Wei, Ph.D.

SCICLONE PHARMACEUTICALS INTERNATIONAL LTD.

	By:	/s/ Mark A. Culhane

EXHIBIT A

Licensed Technology and Licensed Patents

1.	All the inventions, patent applications, patent rights, know-how and technology which are described in the following pending patent applications:

U.S. Application Serial No. 08/634,718, filed April 18, 1996

PCT Application No. PCT/US 96/17913, filed November 13, 1996

The Inventors are:

Alexander A. Kolobov

Andrey S. Simbirtsev

Sergey V. Kulikov

Alexey N. Prusakov

Natalia M. Kalinina

Natalia V. Pigareva

Alexander U. Kotov

Vladimir M. Shpen

Oleg A. Kaurov

Sergey A Ketlinsky

2.	All patents issued based on divisionals, continuations, continuations-in-part, reissues, re-examinations and extensions of the patent rights described in paragraph 1 above, together with all corresponding foreign patents, except for those issued in Russia, and together with all related pending patent applications and inventor’s certificates, and together with all patents and patent applications covering improvements to the inventions described in the foregoing, filed or issued in any country except in Russia.

3.	All future patent applications and patents filed and issued in individual countries as a result of “going national” under the PCT Application identified in paragraph 1 above.